Exhibit 99.1

Cannabics Pharmaceuticals Raises $3,000,000 in Capital Raise Transaction

TEL AVIV, Israel, May 9, 2017 /PRNewswire/ -- Cannabics Pharmaceuticals Inc. (CNBX) today announced it has entered into a securities purchase agreement with D-Beta One EQ, Ltd. ("D-Beta"). D-Beta will purchase 3,000,000 shares of common stock (the "Purchased Shares") at a purchase price of $1.00 per share, for aggregate proceeds of $3.0 million and may purchase up to an additional 1,500,000 shares of common stock (the "Additional Shares") at a purchase price of $2.00 per share over the next 12 months. No warrants are associated with this transaction.

Pursuant to the Purchase Agreement, Cannabics Pharmaceuticals is required to register all shares previously acquired by D-Beta or its affiliates, the Purchased Shares, and the Additional Shares.

“This capital raise transaction will help us continue our efforts to create anti-cancer treatments based on natural cannabis medicine, as well as assist us in our strategy to penetrate into more territories, making our vision accessible to cancer patients everywhere,” said Itamar Borochov, CEO of Cannabics Pharmaceuticals. “D-Beta has been supportive of our growth strategy as an existing shareholder, and we are gratified to continue our relationship.”

About Cannabics Pharmaceuticals Inc.

Cannabics Pharmaceuticals (CNBX), a U.S public company, is dedicated to the development of Personalized Anti-Cancer and Palliative treatments. The Company's R&D is based in Israel, where it is licensed by the Ministry of Health for its work in both scientific and clinical studies. The Company's scientific focus is on identifying and harnessing the therapeutic properties of specific natural Cannabinoids and is creating individually tailored therapies for cancer patients, utilizing advanced screening systems and personalized bioinformatics tools.

Disclaimer:

Certain statements contained in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to statements identified by words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "projects" and similar expressions. The statements in this release are based upon the current beliefs and expectations of our company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Numerous factors could cause or contribute to such differences, including, but not limited to, results of clinical trials and/or other studies, the challenges inherent in new product development initiatives, the effect of any competitive products, our ability to license and protect our intellectual property, our ability to raise additional capital in the future that is necessary to maintain our business, changes in government policy and/or regulation, potential litigation by or against us, any governmental review of our products or practices, as well as other risks discussed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our latest Form 10-Q Report filed on April 14th, 2017. We undertake no duty to update any forward-looking statement or any information contained in this press release or in other public disclosures at any time.

For further information, please contact:

Cannabics Pharmaceuticals Inc.
+1-877-424-2429
Info@Cannabics.com
http://www.Cannabics.com

Itamar Borochov
Co- founder & CEO
Cannabics Pharmaceuticals Inc.
+972-549-487653
http://www.Cannabics.com